U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (date of earliest event reported) May 7, 1998
                                                          ----------------


                              SOONER HOLDINGS, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


           Oklahoma                      0-18344                 73-1275261
-------------------------------   ------------------------     -------------
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
 incorporation or organization)                              Identification No.)



             2680 West Interstate 40, Oklahoma City, Oklahoma 73108
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (405) 236-8332
                           ---------------------------
                           (Issuer's telephone number)


       THIS DOCUMENT CONSISTS OF 17 PAGES. THE EXHIBIT INDEX IS ON PAGE 3.
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On May 7, 1998, New Directions Acquisition Corp. ("NDAC"), a wholly owned subsidiary of Sooner Holdings, Inc. (the "Company"), completed the acquisition of the operating assets of New Directions Centers of America, L.L.C. ("New Directions"). These assets relate to the operation of a community corrections business in Oklahoma City, Oklahoma. The purchase price for the assets acquired was the issuance of 1,000,000 shares of common stock of the Company, $1,000,000 in notes payable (the "Notes") and the assumption of approximately $100,000 of liabilities.

         The acquisition of these assets will be accounted as a purchase in accordance with Accounting Principles Board Opinion No. 16, with the cost allocated to the net assets acquired based on their estimated fair values. The operations of the New Directions business will be included in the financial statements of the Company from the date of acquisition. The assets acquired include:

1.   a $250,000 Certificate of Deposit, and

2. the rights to a long-term lease between New Directions and its subsidiary, Horizon Lodges of America, Inc. ("Horizon Lodges") for the community corrections facility, which is owned by Horizon Lodges. NDAC did not acquire New Direction's capital stock of Horizon Lodges.

         The lease on the community corrections facility has renewable options through the year 2017. The base lease payment is $8,500 per month (the "Base Payment") plus the greater of $6,000 or 6% of the facilities' monthly revenues. If NDAC exercises its option to renew the lease on the facility, the Base Payment increases by 20% at each renewal.

         The Notes issued to New Directions bear interest of 10% per annum and are due in three years. New Directions is expected to distribute the shares of common stock and the Notes to its members, including the president of the Company and the president of NDAC, who previously managed the New Directions business. The president of the Company and the president of NDAC have agreed to convert their Notes, when distributed by New Directions, into a newly designated series of preferred stock of the Company. This new series of preferred stock will have a 12% cumulative dividend and be convertible into common stock at $.15 per share (the "Series A Preferred Stock").

         The president of NDAC also received stock options to acquire 1,200,000 shares of common stock of the Company at an exercise price of $.05 per share, with 400,000 options vested immediately and the balance vesting equally over three years on the anniversary of the grant.

         With the NDAC acquisition, NDAC assumed operation of a community corrections center, commonly known as a halfway house, which currently has approximately 150 beds available but is licensed to provide up to 300 beds. The center operates under a contract with the Oklahoma Department of Corrections, which provides clients to the center. The center is a

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residential  facility  for adult male and female  offenders  transitioning  from institutional to independent living. Offenders are eligible for these programs based upon the type of offense committed and behavior while incarcerated in prison. Offenders generally spend the last six months of their sentence in a community corrections program. The goal and mission of NDAC's community corrections business is to reduce the likelihood of an inmate committing an offense after release by assisting in the reunification process with family and the community. Offenders must be employed, participate in substance abuse programs, submit to random drug testing, and pay a fixed payment to the government to offset the cost of the program. The Company supervises these activities at its center. The Company has retained all existing management and employees of the center.

         The Company's business strategy is to become a leading developer and manager of a quality, privatized community corrections facilities, initially focusing in Oklahoma. Management intends on developing its community corrections business by developing facilities or expanding into existing facilities.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         NDAC's acquisition of the operating assets of New Directions will be accounted as a purchase in accordance with Accounting Principles Board Opinion No. 16, with the cost allocated to the net assets acquired based on their estimated fair values. The operations of the community corrections business will be included in the financial statements of the Company from the date of acquisition. The audited financial statements of New Directions and the proforma combined financial statements reflecting this acquisition, as required by this Form 8-K, will be filed by amendment.

         The following Exhibits are included in this Form 8-K:

         Exhibit no.               Description                          Page no.
         -----------               -----------                          --------

         10.12    Option   Agreement  by  and  between  Sooner
                  Holdings,  Inc., New Directions  Acquisition
                  Corp.,  New  Direction  Centers of  America,
                  L.L.C., and Horizon Lodges of America,  Inc.
                  dated September 9, 1997                                   (1)

         10.13    Purchase and Sale Agreement dated May 7, 1998              5


         10.14    Lease  Agreement  between  Horizon Lodges of
                  America,  Inc. and New Direction  Centers of
                  America, LLC dated April 1, 1997                          11

         10.15    Amendment to Lease  Agreement dated April 1,
                  1997 dated May 6, 1998                                    17

         (1) Incorporated by reference to the Company's Form 10-QSB for the quarter ended September 30, 1997 ("file no. 0-18344").

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SOONER HOLDINGS, INC.




Dated: June 23, 1999                    By: /s/ R. C. Cunningham II
                                            ---------------------------------
                                        R. C. Cunningham II
                                        CEO, President and Chairman

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